EXHIBIT 99.1

                                            ANNTAYLOR
                                            ---------
                                            NEWS RELEASE
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   ANNTAYLOR ANNOUNCES RECORD FISCAL YEAR 2003 SECOND QUARTER EARNINGS
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      NEW YORK, NEW YORK,  August 13, 2003 - AnnTaylor Stores  Corporation
(NYSE: ANN) announced today net income for the second quarter ended August 2, 2003 of $21,177,000, or $0.45 per share on a diluted basis (on an average of 48.3 million shares outstanding), compared to net income of $18,202,000, or $0.39 per share on a diluted basis (on an average of 48.5 million shares outstanding), in the second quarter of fiscal 2002.

      As previously reported, total net sales for the second quarter of fiscal 2003 were $390,207,000, up 13.7 percent from $343,143,000 in the second quarter of fiscal 2002. By division, net sales were $216,038,000 for Ann Taylor and $140,008,000 for Ann Taylor Loft. Comparable store sales for the second quarter of fiscal 2003 increased 5.3 percent, compared to a comparable store sales decrease of 0.2 percent for the second quarter of fiscal 2002. Comparable store sales by division for the quarter were up 4.9 percent for Ann Taylor, compared to a 0.3 percent increase last year, and up 5.7 percent for Ann Taylor Loft, compared to a 1.5 percent decrease last year.

      Ann Taylor Chairman J. Patrick Spainhour said, "Despite our slow start in the first quarter we managed to achieve record second quarter earnings of $0.45 per share, which combined with our first quarter earnings, equaled last year's record spring earnings performance. The second quarter was propelled by positive comparable store sales each
month  for  both   divisions   other than a  slight   negative comparable
store sales percentage in June for Ann Taylor.

      "Ann Taylor's positive comparable store sales for the quarter were driven by strategically managed promotions that helped optimize selling of product that continued to border on being too safe, lacking color and sophistication. Ann Taylor Loft's success continued to be a full-price story fueled by momentum coming out of March driven by fashion, color, femininity and novelty product to provide our clients with unequaled value."

      Mr. Spainhour continued, "We remain comfortable with current earnings per share guidance for the fall season in the range of $0.98 - $1.04, and project third and fourth quarter earnings per share guidance to be in the range of $0.57 - $0.61 and $0.41 - $0.43, respectively. Full year earnings per share guidance is now in the range of $1.82 - $1.88. Additionally, we expect August, September and October, comparable store sales to be in the range of positive 3 to positive 5 percent for both divisions. For the fourth quarter we expected comparable store sales to be in the range of positive 5 to positive 7 percent for both divisions."

      Total inventory levels at the end of the second quarter, including inventory attributable to Ann Taylor Global Sourcing, were down approximately 8 percent on a per square foot basis compared to last year, consistent across both divisions. This decrease is primarily due to lower in-transit inventory levels compared to last year. The Company expects inventory levels on a per square foot basis to be flat to last year for the third and fourth quarter.

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                                                                       ANNTAYLOR
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      Gross  margin,  as a  percentage  of net  sales,  decreased  to 51.9 percent for the second quarter of fiscal 2003, compared to 52.8 percent in the second quarter of fiscal 2002. This decrease is primarily due to the combined effect of lower full price sales at Ann Taylor and lower margin rates achieved on non-full price sales at both divisions.

      Selling, general and administrative expenses during the second quarter of fiscal 2003, were $166,660,000, or 42.7 percent of net sales, compared to $150,425,000, or 43.8 percent of net sales for the same period last year. The decrease in selling, general and administrative expenses as a percentage of net sales are primarily due to increased leverage on fixed expenses as a result of higher comparable store sales.

      Operating profit was up slightly to 9.2 percent of net sales in the second quarter of fiscal 2003, compared to 9.0 percent of net sales in the second quarter of last year.

      During the second quarter of fiscal 2003, the Company increased its effective income tax rate from 39 percent to 40 percent to reflect higher state taxes.

      The Company opened two new Ann Taylor Loft stores, one Ann Taylor Factory store and closed one existing Ann Taylor store and one Ann Taylor Factory store during the second quarter of fiscal 2003. The total store count at the end of the second quarter was 603, comprised of 350 Ann Taylor stores, 226 Ann Taylor Loft stores, and 27 Ann Taylor Factory stores. During the fall season, the Company plans to open approximately 8 Ann Taylor stores and 44 Ann Taylor Loft stores, bringing the fiscal 2003 year total to approximately 73 store openings. The Company's total capital expenditures for fiscal 2003 is now projected at $80 million.

       Total store square footage increased 8.1 percent to 3,408,000 square feet as of August 2, 2003, from 3,152,000 square feet at the end of the second quarter of fiscal 2002. Total square footage, by division, as of the end of the second quarter was 1,815,000 square feet for Ann Taylor and 1,347,000 square feet for Ann Taylor Loft.

      Total long-term debt at August 2, 2003 was $123,386,000. The Company had no borrowings outstanding under its $175,000,000 credit facility at the end of the second quarter of fiscal 2003.

      For the full Spring season (fiscal year-to-date period ending August 2, 2003), the Company's net income was $39,105,000, or $0.84 per share on a diluted basis (on an average of 48.1 million shares outstanding), compared to net income of $39,124,000 or $0.84 per share on a diluted basis (on an average of 48.4 million shares outstanding), for the same period last year.

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                                                                       ANNTAYLOR
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      Spring 2003 net sales  totaled  $742,224,000,  up 7.8  percent  from
$688,535,000  in spring  2002.  By  division,  net  sales  for the  spring season were  $417,364,000  for Ann Taylor and  $259,931,000 for Ann Taylor
Loft.   Comparable  store  sales  for  the  spring  season  decreased  0.5 percent. Comparable store sales by division were down 1.8 percent for Ann Taylor and up 1.7 percent for Ann Taylor Loft.

      Gross margin as a percent of net sales for the spring 2003 season was 52.8 percent, compared to 53.4 percent in spring 2002. The decrease in gross margin as a percentage of net sales are primarily due to lower full price sales, combined with lower margin on non-full price sales at Ann Taylor. Selling, general and administrative expenses as a percentage of net sales for the spring 2003 season were flat compared to the same period last year, at 43.8 percent of net sales.

      Ann Taylor is one of the country's leading women's specialty retailers, operating 603 stores in 42 states, the District of Columbia and Puerto Rico, and also an Online Store at www.anntaylor.com.
                                             -----------------

FORWARD-LOOKING STATEMENTS
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words "expect", "anticipate", "plan", "intend", "project", "believe" and similar expressions. These forward-looking statements reflect the
Company's  current  expectations  concerning  future  events,  and  actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company's brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company's Online Store; a significant change in the regulatory environment applicable to the Company's business; an increase in the rate of import duties or export quotas with respect to the Company's merchandise; financial or political instability in any of the countries in which the Company's goods are manufactured; the potential impact of health concerns relating to severe acute respiratory syndrome, particularly on manufacturing operations of the Company's vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; and other factors set forth in the Company's filings with the SEC. The Company does not assume any obligation to update or revise any forward-looking statements at any time for any reason.

                                 #  # #
   Contact:

   Barry Erdos
   Chief Operating Officer
   (212) 541-3318

   Doreen Riely
   Director of Investor Relations
   (212) 541-3484
                        - - - Tables Follow - - -

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                                                                       ANNTAYLOR
                                                                     Page 4 of 5


                          ANNTAYLOR STORES CORPORATION
                          ----------------------------
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 -----------------------------------------------
 FOR THE QUARTERS AND SIX MONTHS ENDED AUGUST 2, 2003 AND AUGUST 3, 2002
                               (UNAUDITED)

                                                            QUARTERS ENDED        SIX MONTHS ENDED
                                                            --------------        ----------------
                                                          AUGUST 2,  AUGUST 3,  AUGUST 2,  AUGUST 3,
                                                            2003       2002       2003       2002
                                                          --------   --------   --------   --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales..............................................   $390,207   $343,143   $742,224   $688,535
Cost of sales .........................................    187,646    161,965    350,648    320,794
                                                          --------   --------   --------   --------
Gross margin ..........................................    202,561    181,l78    391,576    367,741
Selling, general and administrative
   expenses ...........................................    166,660    150,425    325,278    301,506
                                                          --------   --------   --------   --------
Operating income ......................................     35,901     30,753     66,298     66,235
Interest income .......................................        777        913      1,465      1,429
Interest expense ......................................      1,674      1,826      3,368      3,525
                                                          --------   --------   --------   --------

Income before income taxes ............................     35,004     29,840     64,395     64,139
Income tax provision ..................................     13,827     11,638     25,290     25,015
                                                          --------   --------   --------   --------
    Net income ........................................   $ 21,177   $ 18,202   $ 39,105   $ 39,124
                                                          ========   ========   ========   ========


Basic earnings per share of common stock ..............   $   0.48   $   0.41   $   0.89   $   0.89

Weighted average shares outstanding ...................     44,024     44,311     44,034     44,145

Diluted earnings per share of common
    stock .............................................   $   0.45   $   0.39   $   0.84   $   0.84

Weighted average shares outstanding,
   assuming dilution ..................................     48,295     48,500     48,079     48,385



Number of stores open at beginning
   of period ..........................................        602        551        584        538
Number of stores opened during period .................          3          4         21         17
Number of stores expanded/relocated
   during period * ....................................          3        ---          4        ---
Number of stores closed during period .................          2        ---          2        ---
Number of stores open at end of period ................        603        555        603        555
Total store square footage at end of period ...........  3,408,000  3,152,000

---------------------------

* Expanded/relocated stores are excluded from comparable store sales for the first year following expansion/relocation.



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                                                                       ANNTAYLOR
                                                                     Page 5 of 5

                       ANNTAYLOR STORES CORPORATION
                       ----------------------------
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                  -------------------------------------
                   AUGUST 2, 2003 AND FEBRUARY 1, 2003
                               (UNAUDITED)

                                                       AUGUST 2,     FEBRUARY 1,
                                                         2003           2003
                                                      ----------    -----------
                       ASSETS                               (IN THOUSANDS)
Current assets:
  Cash and cash equivalents .....................   $   259,594    $   212,821
  Accounts receivable, net ......................        14,830         10,367
  Merchandise inventories .......................       168,683        185,484
  Prepaid expenses and other current assets......        51,494         46,599
                                                     ----------    -----------
      Total current assets ......................       494,601        455,271
Property and equipment, net .....................       253,892        247,115
Goodwill, net ...................................       286,579        286,579
Deferred financing costs, net ...................         3,727          4,170
Other assets ....................................        15,492         17,691
                                                     ----------    -----------
      Total assets ..............................    $1,054,291    $ 1,010,826
                                                    ===========    ===========

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable ..............................   $    68,842    $    57,058
  Accrued expenses ..............................        88,217         94,137
                                                     ----------    -----------
      Total current liabilities .................       157,059        151,195

Long-term debt, net .............................       123,386        121,652
Deferred lease costs and other liabilities.......        27,066         23,561

Stockholders' equity:
  Common stock, $.0068 par value;
  120,000,000 shares authorized;
  49,106,344 and 48,932,860 shares
  issued, respectively ..........................           334            332
  Additional paid-in capital ....................       503,683        500,061
  Retained earnings .............................       334,013        296,113
  Deferred compensation on restricted stock......        (4,834)        (3,968)
                                                     ----------    -----------
                                                        833,196        792,538
      Treasury stock, at cost
         4,568,506 and 4,050,972
         shares, respectively ...................       (86,416)       (78,120)
                                                     ----------    -----------
      Total stockholders' equity ................       746,780        714,418
                                                     ----------    -----------
      Total liabilities and
         stockholders' equity ...................   $ 1,054,291    $ 1,010,826
                                                    ===========    ===========

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